Exhibit 99.1

HomeAway Co-Founder and CEO Brian Sharples to Become Chairman

and John Kim to Lead Company

AUSTIN, Texas, September 26, 2016. HomeAway announced today that John Kim will become president of HomeAway while its co-founder and current CEO, Brian Sharples, will move into the role of Chairman through January 2017.

“While it’s never easy to hand over the reins of something you built, I believe now is the right time to empower the next generation of leadership as we continue the hard work of transitioning to an online transaction model,” said Sharples. “John is already an incredible force within HomeAway, and I’m very comforted in knowing we have someone of such caliber to lead our overall mission.”

“Brian and his amazingly talented team built HomeAway into one of the great, global travel brands through bold vision, daring deal-making and a passion for the alternative lodging consumer as well as owners and property manager communities. He leaves behind an incredible foundation and legacy that we plan to build on as part of the Expedia, Inc. family,” said Dara Khosrowshahi, president and chief executive officer, Expedia, Inc., HomeAway’s parent company. “John’s leadership, belief and deep understanding of the power of science and technology to drive innovation will allow HomeAway to build first-class experiences for its travelers and partners, including increased investment in technology and programs that best merchandise owners’ and property managers’ unique collection of properties to travelers across the globe.”

Kim joined HomeAway in early 2016 as its chief ecommerce officer. Prior to joining the HomeAway in Austin, Kim served as the chief product officer for Expedia, leading global product development efforts for the Expedia, Orbitz, Travelocity, Wotif, AirAsiaGo brands as well as for end-to-end hotel, air, car, and activities supplier systems.

About HomeAway

HomeAway was founded in February, 2005 by Brian Sharples and Carl Shepherd to connect vacation home owners and managers with travelers, offering an extensive selection of properties that provide memorable experiences and benefits - like more room to relax and added privacy - typically for less than the cost of traditional hotel accommodations. The company has since grown to become the leader in vacation rentals with sites representing more than one million online bookable listings. Headquartered in Austin with offices around the world, HomeAway became part of the Expedia, Inc. (NASDAQ: EXPE) family of brands in December 2015.

PRESS CONTACT

Expedia, Inc.

Investor Relations

(425) 679-3759

ir@expedia.com

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